Exhibit 99.1

Media Release

Mitel Responds to Notification from Polycom of Superior Proposal

•	Waives right to match consideration payable to Polycom stockholders
•	Merger Agreement with Polycom will be terminated and termination fee paid

OTTAWA, July 8 , 2016 – Mitel (Nasdaq:MITL) (TSX:MNW) today announced that it has received notice from Polycom (Nasdaq: PLCM) of a superior proposal from a third party, invoking the matching right period under Mitel’s existing merger agreement with Polycom. In response, Mitel has notified Polycom that it will not increase the consideration payable to Polycom stockholders under the merger agreement and that Mitel has waived its matching rights. As a result of Mitel’s response, Polycom has indicated that it will promptly terminate the merger agreement and pay Mitel the $60 million termination fee concurrently with termination.

“Mitel shareholders, customers and employees know that we follow a rigorous and disciplined approach to mergers and acquisitions. The agreement announced on April 15 resulted from a detailed due diligence and negotiation process that we feel accurately determined fair value for Polycom. We feel it would not be in the best interest of Mitel shareholders to adjust the existing agreement,” said Rich McBee, President and CEO of Mitel. “While I am disappointed that this particular transaction will not move forward, I am confident in Mitel’s future as an industry leader and as a market consolidator. I wish our colleagues at Polycom, with whom we have worked closely for the past several months, ongoing success in the future.”

As previously announced, Mitel’s Annual General Meeting will be held at the Brookstreet Hotel, 525 Legget Drive, Ottawa (Kanata), Ontario, K2K 2W2, beginning at 10:00 a.m., Eastern time, on July 29, 2016. However, shareholders will no longer be asked to approve the issuance of Mitel common shares in connection with the acquisition of Polycom or increase the number of shares reserved for issuance under Mitel’s equity incentive plan.

Forward Looking Statements

Some of the statements in this communication are forward-looking statements (or forward-looking information) within the meaning of applicable U.S. and Canadian securities laws. These include statements using the words believe, target, outlook, may, will, should, could, estimate, continue, expect, intend, plan, predict, potential, project and anticipate, and similar statements which do not describe the present or provide information about the past. There is no guarantee that the expected events or expected results will actually occur. Such statements reflect the current views of management of Mitel and are subject to a number of risks and uncertainties. These statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, operational and other factors. Any changes in these assumptions or other factors could cause actual results to differ materially from current expectations. All forward-looking statements attributable to Mitel, or persons acting on its behalf, are expressly qualified in their entirety by the cautionary statements set forth in this paragraph. Undue reliance should not be placed on such statements. In addition, material risks that could cause actual results to differ from forward-looking statements include: the inherent uncertainty associated with financial or other projections; the anticipated size of the markets and continued demand for Mitel products and services; access to available financing on a timely basis and on reasonable terms; the integration of Mavenir and the

Media Release

ability to recognize the anticipated benefits from the acquisition of Mavenir; Mitel’s ability to achieve or sustain profitability in the future; fluctuations in quarterly and annual revenues and operating results; fluctuations in foreign exchange rates; current and ongoing global economic instability, political unrest and related sanctions; intense competition; reliance on channel partners for a significant component of sales; dependence upon a small number of outside contract manufacturers to manufacture products; and, Mitel’s ability to successfully implement and achieve its business strategies, including its growth of the company through acquisitions and the integration of recently acquired businesses and realization of synergies. Additional risks are described under the heading “Risk Factors” in Mitel’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the U.S. Securities and Exchange Commission (the “SEC”) and Canadian securities regulatory authorities on February 29, 2016. Forward-looking statements speak only as of the date they are made. Except as required by law, Mitel has no intention or obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements.

About Mitel

A global market leader in enterprise and mobile communications powering more than 2 billion business connections and 2 billion mobile subscribers every day, Mitel (Nasdaq:MITL) (TSX:MNW) helps businesses and mobile carriers connect, collaborate and provide innovative services to their customers. Our innovation and communications experts serve more than 60 million business users in more than 100 countries, and 130 mobile service providers including 15 of the top 20 mobile carriers in the world. That makes us unique, and the only company able to provide a bridge between enterprise and mobile customers. For more information, go to www.mitel.com and follow us on Twitter @Mitel.

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Contact Information Mitel:

Media and Industry Analysts – Americas Amy MacLeod 613-691-3317 amy.macleod@mitel.com	Media – EMEA/AP Duncan Miller +44 (0) 1291 612 646 duncan.miller@mitel.com	Investors Michael McCarthy 469-574-8134 michael.mccarthy@mitel.com